4.1  Sivla Amendment


                                AMENDMENT

THIS AMENDMENT is to the that certain agreement effective June 30th, 2000 ("Principal Agreement" attached hereto as Exhibit "A") made by and between thatlook.com, Inc., a business corporation organized under the laws of the state of Nevada with its principal offices located at 5003 Route 611, Stroudsburg, Pennsylvania 18360 ("Client"), and Silva, Inc., a business corporation organized under the laws of the state Of California with it's principal offices located at 1006 4th Street- Top Floor, Sacramento, California 95814 ("Silva"), (hereinafter referred to collectively as the "Parties").

WHEREAS certain disagreements have arisen between the Parties to the Principal Agreement, width is attached hereto ac Exhibit "A"; and

WHEREAS the Parties wish to reconcile these disagreements and resume performance of their duties and obligations under the Principal Agreement, as amended hereby

NOW, THEREFORE, in consideration of the mutual promises contained in this Amendment the Parties agree as follows:

1    "4(h) Registration Rights & Restrictions" is amended insofar as Sivla formally retracts its demand issued October 30th 2000 for registration of 2.25 million shares of the common stock of the Client. Through the retraction, Sivla renews its right to demand registration of the 2.25 million shares. Sivla's renewed demand registration right is exercisable at such time as Client requests further Media Advertising, it being the understanding of the Parties that no such further Media Advertising shall be placed until said 2.25 million shares are registered pursuant to a valid registration statement filed to response to Sivla's demand.

2. Within fourteen (14) days of the date on which this Amendment is fully executed below, Client agrees to instruct its securities counsel to file an SB-2 Registration Statement including therein one hundred sixty-six thousand (166,000) shares of common stock to be transferred to Sivla. Sivla agrees to provide Client's securities counsel each representations and warranties as said counsel may reasonably request in order to complete the filing of said SB-2.

3. Client shall cause an offer to purchase 50,000 shares of its registered common stock for Sivla each week commencing the week beginning Monday, November 13th, 2000. The raw share price shall be determined by the closing bid price of the securities at the time of offer. 0nce the price is fixed by buyer and seller, the buyer shall receive a further twenty-five (25%) discount. So long as bona fide weekly offers are made as contemplated in this Agreement, Silva shall refrain from selling shares in the open market up to 572,000 shares.

4. Client and Sivla, and each of them, acknowledge that neither is in default under the terms of the Principal Agreement or any agreement between the Parties. Each party retracts any and all pending allegations of wrong doing and agrees to resume performance of their duties under the Principal Agreement, as amended hereby. Further, each party, for itself and on behalf of its officers, directors, shareholders, affiliates, successors and assigns, hereby releases and discharges forever each of the entitles named below for all claims, whatsoever, from time beginning of the world to the date of this agreement: The Allan R Hackel Organization, Ins, Venture Capital Media, Inc. Venture Capital Media, Ltd. sad William McNeir Richmond P.C., together with each entity's officers, directors and shareholders.

5. Should any provision of this Amendment be determined to be invalid, illegal or unenforceable by a court of competent jurisdiction, then, such provision shall be amended by the parties hereto so as to make it valid, legal and enforceable but keeping it as close to its original meaning as possible. The invalidity, illegality or unenforceability of any provision shall not affect in any manner the other provisions herein contained, which remain in full force and affect.

6. The Parties agree to accept facsimile signatures as original signatures In full execution of this Amendment to the Principal Agreement

BY CAUSING THIS DOCUMENT TO BE EXECUTED HERE BELOW, THE PARTIES
ACKNOWLEDGE THAT THEY HAVE READ THIS AMENDMENT, UNDERSTAND IT, AND
AGREE TO BE BOUND BY ITS TERMS AND CONDITION. EACH PARTY CERTIFIES THAT THEY HAVE HAD TIME TO CONSULT WITH COUNSEL OF THEIR CHOOSING AND ARE NOT SIGNING THIS AMENDMENT UNDER DURESS.

IN WITNESS WHEREOF, Sivla and. Client have executed this Amendment in multiple duplicate originals.

AGREED TO & ACCEPTED By:                      AGREED TO & ACCEPTED BY:
SIVLA, INC.                                   THATLOOK.COM, INC.

By:/s/Norman F. Alvis Date 11/6/00        By:/s/Gerard A. Powell Date 11/15/00
   --------------------------------          ---------------------------------
     Norman F Alvis , its President          Gerald A. Powell its CE0
     and not individually                    and not individually

                                             /s/Timothy Stewart
---------------------                        -------------------
Witness                                      Witness
State of California                          Commonwealth of Pennsylvania.
Sacraomento, 55.                             Monroe, SS.

November ___, 2000                           November____2000
Norman F. Alvia personally appeared before   Gerard A Powell personally
Me and acknowledged his execution to the     appeared before us and
Of the foregoing instrument to be the free   acknowledged his execution
act and deed of Silva,Inc.                   of the foregoing instrument to be
                                             the free act and deed of
                                             thatlook.com,Inc.


Before me,                                   Before me,


/s/Mindy A. Salerno                          /s/ Chris Cooke
-------------------                          ---------------
Notary Public                                Notary Public
My commission expires:                       My commission expires